Exhibit 12C
                                                                    Page 1 of 2


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED


                                                       Six Months Ended
                                                  ---------------------------
                                                    June 30,        June 30,
                                                      1999            1998
                                                  -----------     -----------


OPERATING REVENUES                                 $427,167        $460,778
                                                    -------         -------

OPERATING EXPENSES                                  306,292         349,200
  Interest portion of rentals (A)                     2,446           4,979
                                                    -------         -------
      Net expense                                   303,846         344,221
                                                    -------         -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 500             521
  Other income/(expense), net                         3,036          (9,381)
                                                    -------         --------
      Total other income and deductions               3,536          (8,860)
                                                    -------         --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $126,857        $107,697
                                                    =======         =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 21,247        $ 21,247
  Other interest (B)                                  8,914           9,053
  Interest portion of rentals (A)                     2,446           4,979
                                                    -------         -------
      Total fixed charges                          $ 32,607        $ 35,279
                                                    =======         =======

RATIO OF EARNINGS TO FIXED CHARGES                     3.89            3.05
                                                       ====            ====

Preferred stock dividend requirement               $     66        $    242
Ratio of income before provision for
  income taxes to net income (C)                      181.3%          167.3%
                                                    -------         -------
Preferred stock dividend requirement
  on a pretax basis                                     120             405
Fixed charges, as above                              32,607          35,279
                                                    -------         -------
      Total fixed charges and
        preferred stock dividends                  $ 32,727        $ 35,684
                                                    =======         =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        3.88            3.02
                                                       ====            ====

                                                                    Exhibit 12C
                                                                    Page 2 of 2


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
     -----------------------------------------------------------------------
                                    UNAUDITED




---------------------

NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $4,500 for the six month periods ended June 30, 1999 and 1998, respectively, and amount for trust preferred securities of $694 for the six month period ended June 30, 1999.

(C) Represents income before provision for income taxes of $94,250 and $72,418 for the six month periods ended June 30, 1999 and 1998, respectively, divided by net income of $51,974 and $43,278, respectively for the same periods.